Exhibit 99.1

West Pharmaceutical Services, Inc. Announces Fourth Quarter and Year-End 2002 Results

Company Provides an Update on Recent Fire at Kinston, NC Plant

LIONVILLE, PA., Feb 20, 2003-
West Pharmaceutical Services, Inc. (NYSE: WST) today announced the results of operations for the fourth quarter and year ended December 31, 2002, and provided an update regarding the recent fire loss at its Kinston, NC manufacturing facility and associated financial implications.

Commenting on the release, Donald E. Morel, Jr., Ph.D., West's President and Chief Executive Officer, said, "We are dealing with the many facets of the Kinston situation every day, particularly the losses and hardships of the people who were there at the time of the fire, others who worked there and the families who depended on them. At the same time, we continue to work very closely with our customers to satisfy their product requirements and keep our shareholders and other constituencies informed of the Company's performance and the effects of the Kinston losses."

Fourth Quarter 2002 Results
Consistent with earlier guidance, West reported net income of $3.4 million, or $0.24 per share, for the quarter, compared to a net loss of $19.6 million, or $1.36 per share, in the fourth quarter of 2001. Fourth quarter 2002 results included after-tax, non-recurring charges of $0.5 million, or $.04 per share, for remaining costs associated with the previously announced discontinuation of the Company's global information technology project and realignment of the Drug Delivery Systems Division. In addition, the reported fourth quarter 2002 results include $0.1 million, or $0.01 per share, of income from discontinued operations in the consumer healthcare research business. Fourth quarter 2001 results included a loss of $25.0 million, or $1.74 per share, composed of the results of discontinued operations in the contract manufacturing and packaging and consumer healthcare research businesses and a loss on the sale of the contract manufacturing and packaging business.

Sales from continuing operations improved to $107.4 million in the quarter from $98.2 million in the same period of 2001. Operating profit for the quarter was $6.9 million (including non-recurring charges described above), down from $11.1 million in the prior year. The reduction in operating profit was attributed to a $3.7 million decline in Drug Delivery Systems revenue, a decline in pension income of $1.5 million, an increase in corporate SG&A expense of $0.7 million, and a $0.5 million increase in research and development expenses. Net income was favorably impacted by a $0.2 million decrease in net interest expense and a 2.2 percentage point reduction in the annual effective tax rate as a result of a changing mix in the geographic sources of income when compared to earlier 2002 estimates.

Pharmaceutical Systems Division
Fourth quarter sales in the Company's Pharmaceutical Systems Division increased 14% (12% at constant exchange rates) to $106.5 million, compared to $93.6 million in the fourth quarter of 2001. That growth reflects a 29% increase in European sales (17% at constant exchange rates), a result of higher demand for pre-filled syringe components, output from newly expanded production facilities in France and Germany, and stronger local currencies. Sales in the US and Asia also improved. As a result of the sales growth and slower growth in divisional SG&A expense, operating profit grew 23% to $16.8 million in the quarter, compared to $13.6 million in the 2001 period.

Drug Delivery Systems Division
Revenues from continuing operations in the Company's Drug Delivery Systems Division were $0.9 million in the fourth quarter of 2002 compared to $4.6 million in the same period in 2001. The decline was due to delays in completing several development and licensing agreements and the general weakness in demand for clinical research in the Division's contract research unit. For the quarter, the Division incurred an operating loss of $4.6 million, compared to a loss of $0.2 million in the 2001 period, reflecting the lower revenues and increased spending, primarily on product development programs.

Full Year 2002 Results
For the year 2002, West reported net income of $18.4 million, or $1.28 per share, compared to a net loss of $5.2 million, or $0.36 per share, in 2001. Reported results for both periods include the effects of non-recurring items on continuing operations and include results of discontinued operations.
The Company reported 2002 net income from continuing operations of $12.8 million, or $0.89 per share, compared to $19.7 million, or $1.38 per share, in 2001. 2002 results include net non-recurring after-tax charges of $5 million, or $0.35 per share, which comprise the cost of terminating the global information technology project, a tax benefit from the prior year closure of the Company's Puerto Rico operations, a write down of the Company's investment in a genomics research venture, an unusual foreign exchange gain and restructuring costs in its unconsolidated Mexican manufacturing operations. Prior year results of continuing operations included net after-tax restructuring charges of $1.3 million, or $0.09 per share, related to severance costs for a salaried workforce reduction and a gain on the sale of a manufacturing facility in Puerto Rico.

For 2002, sales from continuing operations grew by 7% to $419.7 million. Pharmaceutical Systems Division sales grew by 10% to $412.8 million, overcoming lower licensing and clinical services revenue in the Drug Delivery Systems Division. Consolidated operating profit from continuing operations was $26.7 million compared to $39.9 million in 2001. In addition to the effects of $8.2 million of net pre-tax non-recurring items described above and lower Drug Delivery Systems Division revenue, operating results were notably impacted by pension income, which declined by $5.4 million, and by $1.6 million of increased spending in Drug Delivery Systems, primarily on program research. Reduced net borrowing costs, resulting from lower market rates and lower outstanding debt, helped to mitigate the effects of higher operating costs on net income and earnings per share.

The Company's contract manufacturing and packaging and consumer healthcare research businesses are reported as discontinued operations for both 2002 and 2001. Those operations produced net income of $5.6 million, or $0.39 per share, in 2002, including net benefits, primarily tax-related, of $5.5 million relating to the 2001 disposition of the contract manufacturing and packaging business, and income of $0.1 million from the operation and disposition of the consumer healthcare research business. In 2001, discontinued operations incurred a net loss of $24.9 million, or $1.74 per share, including the operating results of the two discontinued operations and the sale of the contract manufacturing and packaging business.

Commenting on 2002 results, Donald E. Morel, West's Chief Executive officer, said, "The significant growth shown by the Pharmaceutical Systems Division is a direct result of West's recent investments in manufacturing capabilities, which have positioned West well to satisfy the needs of our global pharmaceutical and device customers. We expect demand for our market leading Westar(R) components to continue to increase for the foreseeable future. While this was a disappointing year for the Drug Delivery Systems Division, our technologies are advancing through clinical development and are well positioned to satisfy our customers' future needs for more effective pharmaceutical products. We believe our efforts in the second half of the year will lead to a strong recovery for that Division in 2003."

Update on Kinston, NC Plant Fire
Status of Plant and Investigation

On January 29, 2003, the Company's Kinston, NC plant suffered a tragic loss due to an explosion and related fire that resulted in five deaths, a number of personal injuries and substantial damage to the building, machinery and equipment and inventories. The damaged building housed both an automated compounding facility, where rubber materials were mixed for use at several US molding operations, and a molding operation producing primarily medical device components. Compounding equipment and raw material inventories appear to be complete losses, while molding and finishing equipment and finished goods inventory are substantially recoverable. Recovered production tools have been transferred to other West production facilities and finished goods inventory shipped to customers subject to satisfaction of applicable quality control protocols.

The cause of the accident is unknown at this time. West is conducting an investigation into the cause of the explosion and fire. At the same time, the Company is cooperating with the investigations being conducted by the responsible government agencies. Those investigations are expected to take many months to complete. While those investigations are in progress, the Company is conducting health and safety reviews at its other manufacturing sites.

Recovery Plan

The Company is aggressively implementing its manufacturing recovery plan to restore production to pre-accident levels by increasing output at other West facilities and selective use of third party raw material compounding capacity. Production will be increased by increasing the number of shifts and by utilizing all available manufacturing capacity, including tooling, machinery and personnel temporarily relocated from the damaged Kinston operation and the use of contractors to supplement raw material compounding capacity. The Company is also working with its customers and the Food and Drug Administration to prioritize capacity utilization in order to satisfy critical product requirements while minimizing the effects on its customers' production plans and inventories.

Commenting on the recovery efforts, Dr. Morel said, "The extraordinary efforts and cooperation of our people, our customers and the FDA have enabled us to implement an achievable plan that will provide for a continuous supply of critical medical products to healthcare providers and patients."

Financial Impact

At this time, West has identified items associated with the Kinston accident that are likely to have financial implications for the Company and has estimated certain of those items.

The Company expects that, as a result of capacity limitations, up to $5 million of sales that would otherwise have occurred in the first and second quarters of the year will be delayed, but that the revenue is substantially recoverable in the second half of the year. The Company maintains business interruption insurance under which it expects to recover lost profits resulting from either lost sales or additional costs associated with the recovery plan.

The Company currently expects to incur pre-tax costs of between $4 million and $6 million, net of insurance recoveries during 2003. The estimated costs are for retained risk, or deductibles, under applicable property, business interruption, and liability insurances, for costs not normally or fully compensable by insurance, and the cost of reinstating or replacing insurance coverage in the wake of the loss. The Company is confident that, except for these costs, the property and business interruption losses are fully insured.

The Company did not provide more specific guidance regarding the effects of Kinston events on quarter-to-quarter operating results for 2003. It is anticipated that most of the affected sales and costs will be accounted for in the first half of 2003.

Additionally and because it is impractical to do so at this time, the Company has not included in its cost estimates any liability claims and related costs that may arise as a result of the accident at Kinston.

Commenting on the impact of the loss on 2003, Dr. Morel said, "We believe that the timely execution of our recovery plan will minimize the interruptions in supply and loss of business. I anticipate that execution of that plan will enable the Pharmaceutical Systems Division to continue working toward sales growth of between five and seven percent in 2003, and will demonstrate the capabilities and character of our people and the strength of relationships with our customers."

Concluding his remarks, Dr. Morel said, "During these difficult days, our primary concern is doing what we can for our workers and their families. We will get through this because we are -- and will continue to be -- a strong company."

About West Pharmaceutical Services

West Pharmaceutical Services, Inc. (NYSE: WST) is a global drug delivery technology company that applies proprietary materials science, formulation research and manufacturing innovation to advance the quality, therapeutic value, development speed and rapid market availability of pharmaceuticals, biologics, vaccines and consumer healthcare products. West is the world's premier provider of standard-setting systems and device components for parenterally administered medicines and an emerging leader in the development of advanced formulation technologies for the transmucosal delivery of drugs. Internationally headquartered in Lionville, Pennsylvania, West supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and the Pacific and Australia. For more information visit West at http://www.westpharma.com .

                                       ###


Certain statements contained in this Press Release that are not historical are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "estimate," "expect," "intend", "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties. The Company's actual results may differ materially from those expressed in any forward looking statement and are dependent on a number of factors including, but not limited to: sales demand, timing of customers' projects; successful development of proprietary drug delivery technologies and systems; regulatory, licensee and/or market acceptance of products based on those technologies; competitive pressures; the strength or weakness of the U.S. dollar; inflation; the cost of raw materials; the availability of credit facilities; and, statutory tax rates. With respect to the explosion and fire at the Company's Kinston, NC plant, the following risks and uncertainties should also be taken into consideration: the timely replacement of production capacity; the adequacy and timing of insurance recoveries for property losses and/or liability to third parties and related costs; the ability of the Company to successfully shift production and compounding capacity to other plant sites in a timely manner, including the successful integration of experienced personnel to other production sites; and regulatory approvals and customer acceptance of goods from alternate sites.


                      WEST PHARMACEUTICAL SERVICES, INC.
                      CONSOLIDATED STATEMENTS OF INCOME
                    (in thousands, except per share data)

                        Quarter Ended                Twelve Months Ended
                  December 31,   December 31,    December 31,    December 31,
                      2002           2001            2002            2001

    Net sales   $107,400  100%  $98,200  100%  $419,700  100%  $392,300  100%

    Cost of goods
     and services
     sold         77,600   72    68,700   70    302,100   72    277,500   71

    Gross profit  29,800   28    29,500   30    117,600   28    114,800   29

    Selling,
     general and
     administrative
     expenses     21,700   20    18,600   19     82,600   20     72,000   18

    Restructuring
     charge          800    1        --   --      9,900    2      2,900    1

    Other (income)
     expense, net    400   --      (200)  --     (1,600)  --         --   --

    Operating
     profit (loss) 6,900    6    11,100   11     26,700    6     39,900   10

    Interest
     expense       2,500    2     2,700    3      9,500    2     12,000    3

    Income before
     income taxes
     and minority
     interests     4,400    4     8,400    9     17,200    4     27,900    7

    Provision for
     income taxes    900    1     3,000    3      4,100    1      8,600    2

    Minority
     interests        --   --        --   --         --   --        100   --

    Income from
     consolidated
     operations    3,500    3%    5,400    6%    13,100    3%    19,200    5%

    Equity in net
     income (loss)
     of affiliated
     companies      (200)            --            (300)            500



    Income from
     continuing
     operations    3,300          5,400          12,800          19,700

    Earnings
     (loss) from discontinued operation,
     net of tax      100            200           5,600             300

    Loss on
     disposal of
     discontinued
     operation,
     net of tax       --         25,200              --          25,200

    Net income
    (loss)        $3,400       $(19,600)        $18,400         $(5,200)

    Net income
    (loss) per share:
    Basic:
    Continuing
     operations    $0.23          $0.38           $0.89           $1.38
    Discontinued
     operations    $0.01         $(1.74)          $0.39          $(1.74)
                   $0.24         $(1.36)          $1.28          $(0.36)
    Assuming
     dilution:
    Continuing
     operations    $0.23          $0.38           $0.89           $1.37
    Discontinued
     operations    $0.01         $(1.74)          $0.39          $(1.73)
                   $0.24         $(1.36)          $1.28          $(0.36)
    Average
     common shares
     outstanding  14,463         14,344          14,434          14,336

    Average
     shares
     outstanding
     assuming
     dilution     14,463         14,350          14,434          14,348



                      WEST PHARMACEUTICAL SERVICES, INC.
                             SEGMENT INFORMATION

                                (in thousands)
                                   Three Months Ended     Twelve Months Ended
                                       December 31,           December 31,
    Net Sales:                       2002       2001         2002       2001
    Pharmaceutical Systems        $106,500    $93,600     $412,800   $376,400
    Drug Delivery Systems              900      4,600        6,900     15,900
       Consolidated Total         $107,400    $98,200     $419,700   $392,300


                                   Three Months Ended     Twelve Months Ended
                                       December 31
            December 31
    Operating Profit (Loss):         2002       2001         2002       2001
    Pharmaceutical Systems         $16,800    $13,600      $65,400    $55,200
    Drug Delivery Systems           (4,600)      (200)     (15,100)    (4,300)
    Corporate costs                 (5,200)    (4,500)     (18,100)   (16,200)
    Pension income                     700      2,200        2,700      8,100
    Restructuring costs               (800)        --       (9,900)    (2,900)
    Foreign exchange gain               --         --        1,700         --
       Consolidated Total           $6,900    $11,100      $26,700    $39,900

